UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2010

Commission File Number 333-161795

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1061 ½ N Spaulding Ave., West Hollywood, California 90046
(Address of principal executive offices)

323-822-1750
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On November 17, 2010, Forex International Trading Corp., a Nevada corporation (the “Company”), entered into a Share Exchange Agreement (the “APH Agreement”) with AP Holdings Limited (“APH”) pursuant to which the Company agreed to acquire 17,964 ordinary shares of Triple 8 Limited (“Triple”)(representing 45% of the issued and outstanding securities of Triple) from APH in consideration of 36,000,000 shares of common stock of the Company as well as a 6%  Convertible Note in the principal amount of $1,200,000 due February 15, 2011 (the “APH Note In order to expedite the transaction and avoid further dilution of the existing shareholders, Medirad Inc. and Rasel Ltd., shareholders of the Company, have agreed to return 36,000,000 shares of common stock to the Company for cancellation upon closing of the APH Agreement and have also committed to cancelling an additional 44,000,000 shares of common stock of the Company upon closing of additional acquisitions.

The APH Agreement provides that the closing must occur on or prior to November 30, 2010. Triple is a corporation organized under the laws of Cyprus engaged in the business of operating a forex trading platform.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the entire agreement for a complete understanding of the terms and conditions associated with these transactions.

Item 9.01  Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Share Exchange Agreement by and between Forex International Trading Corp. and AP Holdings Limited

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

Date: November 17, 2010	By:	/s/ Darren Dunckel
Los Angeles, California		Name: Darren Dunckel
CEO, President, CFO, Secretary,
Treasurer and Director